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                                                                    EXHIBIT 10.9

                                   LOAN POLICY

BANK 5910  LOAN 659738392

                                                   In Madrid on October 25, 2001

                                     PARTIES

The "CAJA DE AHORROS Y MONTE DE PIEDAD DE MADRID" (Monte de Piedad Savings Bank of Madrid), hereinafter called the SAVINGS BANK, duly represented herein by Jordi Pera Matas with DNI (National Identity Document) 36.514.341R and Jesus Manuel Rubio Sanchez with DNI 8.693.011T, hereby loans the sum of THREE MILLION SIX HUNDRED AND FORTY TWO THOUSAND ONE HUNDRED AND THIRTY THREE POINT THREE FIVE EUROS (3,642,133.35 EUROS) to the BORROWER, "S.A. de Instalaciones de Control", with CIF (Corporate Tax Identification Code) A28114981 with registered office in Alcobendas (Madrid) C/ Valgrande, 6, duly represented herein by Pedro Bernad Herrando, with DNI 17.228.150. This commercial loan arrangement (under article 2 of the Commercial Code) has been overseen by the undersigned notary public, duly called in for that purpose, and the borrower hereby acknowledges receipt of the above sum.

                                     CLAUSES

ONE. The loan capital will accrue an annual nominal interest of 4.95%, variable according to the procedure to be explained later. The loan will accrue an arrangement fee of 0.35% on the total loan sum, to be paid by the borrower in a single sum when formalizing this contract.

TWO. The loan term will be 84 months, this time to run from the date of this contract. The loan will be paid back to the Savings Bank in 28 quarterly installments of 154,705.99 euros, each one comprising capital and interest, which will fall due successively and in the same periods as from the date of this contract.

The value of the installments to be paid will be revised in the successive interest rate periods in line with the updating of the interest rate for the period in question, pursuant to the arrangement agreed upon in clause six.

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Should there be no equivalent day to the initial calculation day in any month when an installment falls due, the due date will be taken to be the last day of the month, without this entailing any modification whatsoever of the subsequent due dates.

/s/ FERNANDO MOLINA STRANZ
NOTARY PUBLIC OF MADRID

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For information purposes it is hereby put on record that the annual percentage rate (Tasa Annual Equivalente) (APR) corresponding to the agreed nominal rate is 5.15%. This APR has been calculated using the formula laid down in annex V of circular 8/1990 of 7 September of the Bank of Spain, published in the Official State Gazette (BOE) 226 of 20 September 1990 and modified by the Bank of Spain circular 13/1993 of 21 December, published in the Official State Gazette on 31 December 1993 and by circular 3/1996 of 27 February, published in the Official State Gazette on 13 March 1996.

Pursuant to the provisions laid down in said Circular 8/90 the APR calculation has not taken into account such costs as the borrower might be bound to pay under the contractual arrangement and the payment terms thereof: a) Costs that the client might avoid by virtue of its contractual powers and in particular fund transfer costs; b) Costs to be paid to third parties, in particular: brokerage, notarial expenses, taxes, agency costs, valuation, registration; c) Insurance or guarantee costs, except for insurance premiums to guarantee repayment of the loan to the bank in the event of the death, invalidity or unemployment of the borrower and providing that the taking out of said insurance policy has been imposed by the bank as a credit-granting condition; e) (sic) Costs deriving from any breach of contractual terms by the borrower and in particular procedural costs, the fees of legal counsel and legal representatives.

THREE. The total interest accrued in each period will be calculated according to the following formula:

Interest = the capital pending at the beginning of each period multiplied by the annual nominal interest rate divided by the number of annual payments.

FOUR. The sums to be paid by the borrower, pursuant to the agreements reached herein, will be increased by such taxes and costs as may be legally or contractually incumbent thereon.

FIVE. The payments will be made by standing order into a current account or by means of a savings book opened in the Savings Bank.

SIX. The agreed interest rate will be determined by quarterly periods, to run from the date of signing this contract. During the first quarter it will be the rate shown in clause one hereof.

For successive periods the contracting parties will proceed to revise said interest rate and determine the interest rate for the following period, in due accordance with the procedure to be explained later.

The rate to be applied for each quarterly period will be the three-month EURIBOR (monthly mean) in force at the moment of carrying out the revision, increased by
0.60 percentage points and rounded up or down to two-decimal places.

For these purposes the three-month (monthly mean) EURIBOR (EURO INTERBANK OFFERED RATE) will be understood to be the average three month interest rate at which

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interbank deposits are offered within the Euro zone by a bank of high standing to another bank of high standing.

This rate will be officially published by the Central European Bank on its main website and in its monthly newssheet, in the section headed "Interest rates of the money market". For the purposes of the revision consideration will be given to the rates published in either medium, whichever comes out earlier; if need be the publication thereof will be sought from the Central European Bank itself. In default of the publication thereof consideration will then be given to the replacement publication containing the same information.

In default of said reference rate or the official publication thereof, the reference lending rate for savings banks at the time of the revision will be used instead for the identical time period. This rate is also published officially and periodically by the Bank of Spain in the BOE, for variable-rate house-buying mortgage loans. The application criterion used will be the same as for the initially envisaged reference rate.

If legally bound to do so, the Savings Bank will inform the borrower of the variation in the interest rate, by mail, as from the day following the due date of each three-month period. The variation will automatically be applied twenty days after the date of said communication and with effect from said due date, without the borrower having declared any opposition whatsoever in the contract. The value of the aforementioned installments will thereby be modified.

Should the borrower be opposed to this modification it will be entitled to cancel the transaction at the rate in force before the variation implemented, doing so within the same twenty-day period.

SEVEN. The borrower will be entitled to make early repayments of the loaned capital. At its choice, this will have the effect either of reducing the repayment installment or the repayment term, the installment remaining the same in the latter case. If no overt choice is made at the time of making the advanced payment, it will be applied to a reduction of the repayment term.

When making any advanced repayment of the loan capital, the borrower will be bound to pay a 1% commission on the value of the repaid capital.

EIGHT. This loan has been conceded by the SAVINGS BANK on the basis of the current situation of the borrowing party in terms of solvency and normal compliance with its obligations taken on with said bank and with third parties and such guarantees as have been furnished both with the Savings Bank and by third parties. In view of this the parties hereto make special provision for the following agreements, any breach of which will be grounds for discharging the contract, with the same effects as those laid down for other contract-discharging grounds.

      A)    Covenant of equal coverage:

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            1)    The borrower undertakes not to furnish better guarantees in favor of third party creditors than those offered to the SAVINGS BANK herein, without previously obtaining the consent of the latter or granting identical guarantees in its favor.

      B)    Maintenance of the shareholding structure

In view of the fact that the current shareholding structure of the borrowing company was considered to be an especially important factor when deciding whether to grant this loan, SAINCO binds itself to continue to form part of the group of the parent company ABENBOA, S.A., as this relationship is defined in the corporation tax arrangements.

To avoid the effects of said contractual discharge, therefore, the borrower, in light of its relation with said shareholders and its dependence thereon or association therewith, binds itself to inform them of everything agreed in the previous paragraph, in order to be able to assume and comply with the commitment taken on with the Savings Bank, and to inform the latter, with a month's notice, of any change to the shareholding structure affecting the stake of the aforementioned shareholders.

      C) Likewise, at the moment of formalizing this transaction, the borrowing company will furnish documents vouching for the amount of the investment to be made with this loan.

NINE. The following will be grounds for discharging this contract:

            1) Breach by the borrowers of any obligations taken on hereunder, and especially failure to pay any of the previously agreed debt-amortization installments and also breach of any of the obligations taken on by the borrowers under any contract entered into with the Savings Bank, especially the failure to pay any debt-amortization installments or the debt of a credit card.

            2) In the event of any creditors' meeting, suspension of payments or bankruptcy of the borrowers, application for a standstill agreement, out-of-court agreement with its creditors, liquidation of part of its assets, application for a suspension of payments or bankruptcy or any similar action or procedure, judicial or private, of the borrowers against them, which might lead to identical results and also if all or part of the assets of any of them are seized or undergo a significant reduction of value. All the borrowers are jointly and severally bound to notify the bank of any of the above circumstances, otherwise incurring in the legally established liability for failure to do so.

            3) The inaccuracy of any of the declarations or guarantees made by the borrower to the SAVINGS BANK or the concealing or falsifying of data or documents, whether accounting documents or any other type, furnished by the borrower and having a significant effect on its capacity to meet its obligations deriving herefrom.

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            4)    If this contract and the rights deriving therefrom for the
                  Savings Bank are not maintained at least with the same preferences, privileges and rank as those deriving for other financial creditors from any loan or credit or financing contracts entered into with the borrower(1).

            5) If any other debt incurred by the borrower with respect to sums borrowed or funds raised in any other way should become liquid and payable or subject to being declared liquid and payable before its corresponding due date; if said debt is not paid on falling due; if any guarantee furnished by the borrower is not enforceable or proves not to be so when an enforcement application is made, or if any other encumbrance set up by the borrower on goods it owns should become enforceable.(2)

            6) When, without any of the above grounds obtaining, all or part of the borrowers' property is seized or undergoes a significant reduction in its value vis-a-vis the declaration of property and solvency made in the loan application proceedings or is likely to occur in view of any change in the borrowers' economic situation, according to said declaration of property or solvency, due to the failure to pay bills, mortgages, the seizure or sale of 20% of the property formerly declared or subsequently added to the stock of wealth.

            7) If the borrowing company leaves the registered head office whose construction work is the object of this loan.

TEN. The borrower will fall in arrears on the day following the date stipulated for any payments mentioned in previous clauses. The borrower will then be bound to pay a nominal interest rate 4 percentage points higher than the rate in force at the time of the payment, this applied to the sums owed on any grounds.

The delayed-payment interest will accrue by calendar days and the Savings Bank will be entitled to capitalize the unpaid delayed-payment interest as laid down in article 317 of the Commercial Code. This delayed payment interest will be paid over the same periods as are laid down herein for debt-repayment installments.

As soon as there are any arrears in complying with the obligations arising herefrom, the place of compliance with said obligations will be understood for all legal purposes to be the registered head office of the Bank of Caja de Madrid that dealt with the transaction, as shown at the head hereof.

ELEVEN. This contract may be discharged when any of the abovementioned grounds obtain or when the borrower breaches any of the obligations contractually incumbent thereon.

Once the contract has been discharged, the Savings Bank will be entitled to take all such action, including legal action, as may correspond thereto against the borrower, who hereby expressly renounces the benefits of the legal exceptions of priority, division and excussion. This action may be taken to claim from the borrower the sums owed, both overdue and

--------------
(1) Pari passu clause
(2) Cross default

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pending maturity, with their corresponding interest payment, including delayed-payment interest, procedural costs and expenses including the fees of legal counsel and legal representative.

The mere act of the claim being brought by the Savings Bank will imply discharging of the contract.

TWELVE. For exercising the legal action deriving herefrom, even in the case of enforcement, given that the sum loaned is liquid in origin, it will suffice for the claim to be accompanied with the original of this contract, with such formalities as may be laid down by law, including, where applicable, those especially required for enforcement action, all with the purpose of restoring to the Savings Bank the principal, interest and fees, plus such costs as may be incurred in the proceedings.

Without thereby forfeiting its real nature and the concomitant preference, as expressly agreed by the parties, the SAVINGS BANK will be entitled to present its own determination of the debt settlement, a commissioner of oaths being called in by the latter to certify that the payable amount is the result of the Saving Bank's settlement and that this has been carried out in the form agreed by the parties hereto.

THIRTEEN. For the purposes of repaying any sums owed, the Savings Bank will be empowered to apply thereto any sums deposited by the borrowers in other accounts currently open in the bank.

The signing of this policy by the parties thereto entails express acceptance of these charges.

Likewise the borrowers hereby authorize the Savings Bank to sell any securities of any type that the borrowers have deposited in the bank, with the purpose of applying the sum thereby raised towards repayment of the sums owing hereunder.

FOURTEEN. The borrowers will be responsible for paying any costs and taxes that may be occasioned by this contract, including the notarial certification of this contract. The Savings Bank is authorized to charge these costs to the borrowers' account.

FIFTEEN. In the event of any legal action, the parties hereto agree that the competent court will be determined in due accordance with the provisions laid down by the Spanish Civil Proceedings Law in view of the type of trial or action pursued. In the case of enforcement action the parties agree that the place of compliance with the obligation is the Branch of Caja Madrid in which the standing order arrangements have been made for the loan payments.

SIXTEEN. Pursuant to the provisions laid down in the Personal Data Protection Law, the parties hereto are hereby informed and expressly agree that these data be entered in the personal data files run by CAJA MADRID and that they be processed, by computer or otherwise, by CAJA MADRID with commercial, financial, operative and statistical purposes. The parties hereto also give their express consent for the data to be communicated to other banks of Grupo Caja Madrid for the same purposes, so that they

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may be used by the latter in activities bound up with their corporate purpose in financial, real estate and insurance affairs. The parties hereby declare themselves to have been notified of said assignment.

Likewise, CAJA MADRID and the banks of its group are authorized to use these data for sending to the parties hereto any commercial information on any goods, products or services it markets or finances, directly or otherwise, both now and in the future. This data communication will be made only with the abovementioned purposes and with such consequences as may derive from the law.

The personal data furnished by the parties to the person running the file are a sine qua non of entering into this loan contract.

CAJA MADRID guarantees that all the personal data contained herein will be used for the purpose, in the form and with the limitations and rights conceded by the Personal Data Protection Law 15/1999 (Ley Organica de Proteccion de Datos de Caracter Personal). This consent is given without forfeiting any of the rights pertaining thereto under the aforementioned law and especially the possibility of exercising without cost the rights of opposition, access and information, rectification, cancellation of these data and revocation of its authorization without retrospective effects. These rights may be exercised by means of a written communication sent to the General Register of Caja Madrid in Plaza de Celenque n(0) 2, 28013, Madrid or to any branch of this bank.

The parties hereto expressly declare their conformity with and approval of the contents of this contract. In witness whereof, and after the due handover of the sum loaned, the parties sign this policy in quadruplicate. I intervene herein for all due purposes and especially those laid down in the Civil Proceedings Law.

CAJA DE AHORROS Y MONTE                                 S.A. DE INSTALACIONES DE
DE PIEDAD DE MADRID                                     CONTROL

/s/ Jordi Pera Matas   /s/ Jesus Manuel Rubio Sanchez  /s/ Pedro Bernad Herrando